Exhibit 99.1

Listed on the New York Stock Exchange (KIM)	NEWS RELEASE

Kimco to Partner with BIG Shopping Centers on Acquisition of 15 Property Portfolio

NEW HYDE PARK, NY, June 15, 2010 – Kimco Realty Corporation (NYSE: KIM) announced today that it will partner with BIG Shopping Centers (TLV: BIG), an Israeli publicly traded company, in a new joint venture to acquire a portfolio of 15 neighborhood and community shopping centers for approximately $422 million including $385 million in mortgage debt. The properties are currently owned by a joint venture of an institutional investor and Kimco.

BIG and Kimco will hold a 49.9% and 33.3% interest, respectively in this venture and a consortium of other investors will hold the remaining 16.8% interest. Kimco, currently a minority owner in the portfolio, will serve as the operating partner and provide leasing and property management services in exchange for customary fees.

The portfolio, which comprises approximately 2.6 million square feet, is primarily located on the West Coast of the U.S. including nine properties in California, two in both Washington and Nevada, and one each in Oregon and Maryland. The portfolio is 89.5% occupied and includes Wal-Mart, Target, TJ Maxx, CVS Pharmacy, Ross Dress for Less and Albertsons as anchor tenants.

David Henry, Kimco President and CEO, said, “This is our second joint venture with BIG Shopping Centers and we are thrilled that BIG considers Kimco a key partner in its U.S. expansion plans. We expect this relationship to flourish and take advantage of additional acquisition opportunities that arise in the future.”

BIG Chairman Yehuda Naftali stated, “We are enthusiastic about the opportunity to continue our U.S. expansion strategy alongside one of the largest and most respected owners and operators of neighborhood shopping centers in the United States”.

BIG is also a current joint venture partner with Kimco in two neighborhood and community shopping centers located in California comprising 343,000 square feet.

This transaction is expected to close by June 30, 2010. As a result of this transaction, Kimco estimates that it will recognize a non-cash impairment of approximately $0.03 per diluted share during the second quarter of 2010. The company maintains its estimated 2010 FFO guidance range before non-cash impairments of $1.10 - $1.15 per diluted share.

About Kimco

Kimco Realty Corporation, a real estate investment trust (REIT), owns and operates North America’s largest portfolio of neighborhood and community shopping centers.  As of March 31, 2010, the company owned interests in 1,471 retail properties comprising 151 million square feet of leasable space across 45 states, Puerto Rico, Canada, Mexico and South America. Publicly traded on the NYSE under the symbol KIM and included in the S&P 500 Index, the company has specialized in shopping center acquisitions, development and management for 50 years. For further information, visit the company's web site at www.kimcorealty.com.

About BIG Centers

BIG Shopping Centers (BIG), an Israeli publicly traded company, specializes in creating and managing branded open air shopping centers in Israel, India and Serbia.  BIG is the largest open air shopping center operator and developer in Israel.  As of today, the company owns and manages 15 centers across Israel totaling 2.3 million square feet of retail space.  Additionally, BIG is currently developing 12 shopping centers in Israel and abroad that should open during 2010 through 2013.  Publicly traded on the Tel-Aviv Stock Exchange under the symbol BIG and has achieved a strong credit rating by Moody’s and S&P.

Safe Harbor Statement

The statements in this release state the company's and management's intentions, beliefs, expectations or projections of the future and are forward-looking statements. It is important to note that the company's actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially from current expectations include, but are not limited to, (i) general adverse economic and local real estate conditions, including the current economic recession, (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business, (iii) financing risks, such as the inability to obtain equity, debt, or other sources of financing or refinancing on favorable terms, (iv) the company’s ability to raise capital by selling its assets, (v) changes in governmental laws and regulations, (vi) the level and volatility of interest rates and foreign currency exchange rates, (vii) the availability of suitable acquisition opportunities, (viii) valuation of joint venture investments, (ix) valuation of marketable securities and other investments, (x) increases in operating costs, (xi) changes in the dividend policy for our common stock, (xii) the reduction in our income in the event of multiple lease terminations by tenants or a failure by multiple tenants to occupy their premises in a shopping center, and (xiii) impairment charges. Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the company's Securities and Exchange Commission filings, including but not limited to the company's Annual Report on Form 10-K for the year ended December 31, 2009. Copies of each filing may be obtained from the company or the Securities and Exchange Commission.

The company refers you to the documents filed by the company from time to time with the Securities and Exchange Commission, specifically the section titled "Risk Factors" in the company's Annual Report on Form 10-K for the year ended December 31, 2009, as may be updated or supplemented in the company’s Form 10-Q filings, which discuss these and other factors that could adversely affect the company's results.

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CONTACT: Barbara Pooley, senior vice president, finance & investor relations, 1-866-831-4297